EXHIBIT 99.2



                             THOR INDUSTRIES, INC.
  419 WEST PIKE STREET         P.O. BOX 629      JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 FAX 937-596-6539


                              N E W S   R E L E A S E
                              -----------------------



Date:    September 2, 2003
Contact: Wade F. B. Thompson or Peter Orthwein



                    THOR COMPLETES PURCHASE OF DAMON CORP.;
          ACQUISTION EXPECTED TO ADD APPROXIMATELY 20(cent) TO E.P.S.

Thor Industries, Inc. (NYSE:THO) announced today that it has completed the purchase of Damon Corporation, Elkhart, IN., for approximately $46 million cash. The final price is subject to audit and customary conditions.

Based on historical results, Damon's acquisition is expected to add approximately 20(cents) to Thor's earnings per share in fiscal 2004. Thor's E.P.S. for the trailing 12 months to April 30, 2003 were $2.70. Thor is expected to announce its complete results for the year ended July 31, 2003 in about four weeks.

Thor is expected to have sales in fiscal 2004 of approximately $1.8 billion.

Thor is the largest manufacturer of recreation vehicles and the largest builder of mid-size buses.






This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.